SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 2, 2008

Hanover Gold Company, Inc.

(Exact name of registrant as specified in Charter)

Delaware	0-23022	11-2740461
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

10375 Richmond, Suite 2100, Houston, TX 77042

(Address of Principal Executive Offices)

(713) 954-3600

(Issuer Telephone Number)

601 West Main Avenue, Suite 1017

Spokane, WA 99201

(509) 462-0315

(Former Address and Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                This current report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This current report includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.). Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this current report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Item 1.01 Entry into a Material Definitive Agreement

The Asset Purchase Agreement

On December 21, 2007, we purchased (the “Asset Purchase”) substantially all of the assets of Rock Energy Partners L.P. (“REP”), a Delaware limited partnership, in exchange for 434,998,793 shares of our common stock issued to REP. We also issued 29,972,136 shares to two consultants who assisted us in the transaction and paid a cash consulting fee of $625,000. Prior to the Asset Purchase, we had 35,029,071 shares of common stock outstanding. We expect soon to propose to our stockholders a one share for eight shares reverse stock split in order to reduce the number of shares currently outstanding.

Item 2.01 Completion of Acquisition or Disposition of Assets

See “Item 1.01 Entry into a Material Definitive Agreement” above.

We are using Alternative 3 in Form 10SB. The Item references below are to the items in Form 10SB. The use of the terms the “Company,” “we,” “us,” “our” or similar words below, refer to Hanover Gold Company, Inc. following the completion of the Asset Purchase.

ii

PART I

Item 1. General Overview of the Business

Introduction

                In the following discussion the term “Mcf” refers to thousands of cubic feet of natural gas, the term “Bcf” refers to billions of cubic feet of natural gas and the term “Tcf” refers to trillions of cubic feet of natural gas. The term “Mcfe” refers to thousands of cubic feet of gas equivalent with oil and natural gas liquid quantities having been converted to Mcf on an energy equivalent ratio of one barrel to six Mcf. The term “Mcfpd” refers to thousands of cubic feet of natural gas per day production.

                We are a Houston, Texas-based independent oil and natural gas company engaged in the exploration, production, development and exploration of natural gas and crude oil properties. At December 31, 2006, our oil and gas properties had total proved net oil reserves of 10,070 barrels and total proved net natural gas reserves of 928,680 Mcf. The discounted value of our future net cash flows on our properties amounted to $2,567,320 at December 31, 2006.

                We acquire, drill for, produce and sell natural gas, natural gas liquids and crude oil currently from two locations, the Wilcox trend in both Starr and Colorado counties, Texas and an emerging resource (diatomite) trend in Santa Barbara County, California.

                We achieve production and reserve growth primarily through the exploration and development of oil and gas prospects  acquired from other operators or internally generated drilling prospects.

                Like all oil and gas companies, we face the challenge of natural production decline. With each unit of production, our asset base declines. We are attempting to mitigate this natural decline with the acquisition of mature properties with shallower decline rates, with the drilling of new wells and by investigating new areas of activity. To achieve future production and reserve growth, we will continue to pursue acquisitions that meet this criteria.

Our Corporate History

                We were organized as a Delaware corporation in 1984. From 1990 until July 1995 we were engaged in mineral exploration. In July 1995 we sold our mining claims and ceased mineral exploration activities and in 2006 began seeking a suitable merger partner in order to enter into a new business. In December 2007 we acquired all of the assets of REP, a company engaged in oil and gas operations.

Our Offices and Other Corporate Information

Our principal executive offices are located at 10375 Richmond, Suite 2100, Houston, TX 77042 and our telephone number is (713) 954-3600.

Risk Factors

An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below and the other information in this report before purchasing any shares of our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties may also adversely impair our business operations. If any of the events described in the risk factors below actually occurs, our business, financial condition or results of operations could suffer significantly. In such case, the value of your investment could decline and you may lose all or part of the money you paid to buy shares of our common stock.

Risks related to our company and the oil and natural gas industry

We have a history of operating losses and we may have losses in the future.

As of September 30, 2007, we had an accumulated deficit of $33,969,037, a negative net worth of $5,334,109 and have insufficient working capital to fund most of our planned development including the options to purchase the remaining SMP working interests and most of our other exploratory drilling opportunities. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors, our independent registered public accountants indicated, in their November 6, 2007 report on our December 31, 2006, financial statements that there is substantial doubt about our ability to continue as a going concern if we are unsuccessful in raising additional capital.

We will require significant additional capital specifically to develop our Santa Barbara County properties.

                We currently hold a 3.326% working interest in a group of oil and gas properties being developed in Santa Barbara County, California by Santa Maria Pacific, L.L.C. (“SMP”). We hold an option to purchase an additional 16.674% working interest in SMP’s Santa Barbara properties for approximately $35 million. In the event we are unable to raise the necessary funds, we will be unable to acquire the additional SMP working interests in Santa Barbara County.

A substantial or extended decline in oil and natural gas prices could reduce our future revenue and earnings.

The price we receive for future oil and natural gas production will heavily influence our revenue, profitability, access to capital and rate of growth. Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile and currently oil and natural gas prices are significantly above historic levels. These markets will likely continue to be volatile in the future and current record prices for oil and natural gas are expected by many to decline in the future. The prices we may receive for any future production, and the levels of this production, depend on numerous factors beyond our control. These factors include the following:

•                  changes in global supply and demand for oil and natural gas;

•                  actions by the Organization of Petroleum Exporting Countries, or OPEC;

•                  prices and quantities of imports of foreign oil and natural gas in Canada and the U.S.;

•                  political conditions, including embargoes, which affect other oil-producing activities;

•                  levels of global oil and natural gas exploration and production activity;

•                  levels of global oil and natural gas inventories;

•                  weather conditions affecting energy consumption;

•                  technological advances affecting energy consumption; and

•                  prices and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our future revenues but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil or natural gas prices may reduce our earnings, cash flow and working capital.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could substantially increase our costs and reduce our profitability.

Oil and natural gas exploration is subject to numerous risks beyond our control; including the risk that drilling will not result in any commercially viable oil or natural gas reserves. Our decisions to develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Failure to successfully discover oil or natural gas resources will increase our costs, decrease our revenue and decrease our profitability.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Our cost of drilling, completing and operating wells will be uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•                  delays imposed by or resulting from compliance with regulatory requirements;

•                  pressure or irregularities in geological formations;

•                  shortages of or delays in obtaining equipment and qualified personnel;

•                  equipment failures or accidents;

•                  adverse weather conditions;

•                  reductions in oil and natural gas prices;

•                  land title problems; and

•                  limitations in the market for oil and natural gas.

Our insurance coverage does not cover all risks and we may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•                  environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

•                  abnormally pressured formations;

•                  mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

•                  fires and explosions;

•                  personal injuries and death; and

•                  natural disasters.

Any of these risks could adversely affect our ability to operate or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event that is not fully covered by insurance occurs, it could adversely affect us.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our future oil and natural gas production will depend on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production will depend in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut-in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, we would be unable to realize revenue from those wells until production arrangements were made to deliver our production to market. We presently have no contracts with operators of gathering systems, pipelines or processing facilities with respect to our exploration prospects.

We depend on our executive officers for critical management decisions and industry contacts. We have no employment agreements or key person insurance with these individuals and therefore the loss of their services would be costly to us.

We are dependent upon the continued services of our executive officers. We do not have employment agreements with these individuals and do not carry key person insurance on their lives. The loss of the services of any of our executive officers, through incapacity or otherwise, would be costly to us and would require us to seek and retain other qualified personnel.

We are subject to complex laws that can affect the cost, manner and feasibility of doing business thereby increasing our costs and reducing our profitability.

Development, production and sale of oil and natural gas are subject to extensive federal, state, provincial, local and international laws and regulations. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•                  discharge permits for drilling operations;

•                  drilling bonds;

•                  reports concerning operations;

•                  spacing of wells;

•                  unitization and pooling of properties; and

•                  taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations.

We may incur substantial liabilities to comply with environmental laws and regulations.

Oil and natural gas operations are subject to stringent federal, state, provincial, local and international laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

•                  require acquisition of a permit before drilling commences;

•                  restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

•                  limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•                  impose substantial liabilities for pollution resulting from our operations.

Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position, or financial condition. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release of such materials or if our operations were standard in the industry at the time they were performed.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our plans on a timely basis and within our budget.

Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development operations, which could have a material adverse effect on our business, financial condition or results of operations.

Competition in the oil and natural gas industry is intense, which may increase our costs and otherwise adversely affect our ability to compete.

We operate in a highly competitive environment for prospects suitable for exploration, marketing of oil and natural gas and securing the services of trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for prospective oil and natural gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. In order for us to compete with these companies, we may have to increase the amounts we pay for prospects, thereby reducing our profitability.

We may not be able to compete successfully in acquiring prospective reserves, developing reserves, marketing oil and natural gas, attracting and retaining quality personnel and raising additional capital.

Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. Our inability to compete successfully in these areas could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

REP owns 434,998,793 shares of our common stock or approximately 87% of our outstanding common stock. Accordingly, REP is able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the Over-the-Counter Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our company.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions, which could impair liquidity and make trading difficult.

SEC Rule 15g-9, as amended, establishes the definition of a “penny stock” as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stock for the immediately foreseeable future. This classification severely and adversely affects the market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stock and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.   To approve a person’s account for transactions in penny stock, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stock are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stock.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•                  the basis on which the broker or dealer made the suitability determination, and

•                  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their securities.

The market for penny stock has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

•                  Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•                  Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•                  “Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•                  Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•                  Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

In the event that we raise additional capital through the issuance of equity securities, or securities exercisable for or convertible into our equity securities, our stockholders could experience substantial dilution.

If we raise additional capital by issuing equity securities or convertible debt securities, our existing stockholders may incur substantial dilution. Further, any shares so issued may have rights, preferences and privileges superior to the rights, preferences and privileges of our outstanding common stock.

The market price of our common stock may be volatile.

The market price of our common stock will likely be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, announcements made by our competitors or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future, so any return on investment may be limited to the value of our stock. We plan to retain any future earnings to finance growth.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock by REP or other significant stockholders into the public market could cause a decrease in the market price of our common stock.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.

Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties.  A write-down would constitute a non-cash charge to earnings. It is likely that the effect of such a write-down could also negatively impact the trading price of our securities. We account for our oil and gas properties using the successful efforts method of accounting. Under this method, all development costs and acquisition costs of proved properties are capitalized and amortized on a units-of-production basis over the remaining life of proved developed reserves and proved reserves, respectively. Costs of drilling exploratory wells are initially capitalized, but charged to expense if and when a well is determined to be unsuccessful. We evaluate impairment of our proved oil and gas properties whenever events or changes in circumstances indicate an asset’s carrying amount may not be recoverable. The risk that the company will be required to write down the carrying value of its oil and natural gas properties increases when oil and gas prices are low or volatile. In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves. In order to prepare our estimates, we must project production rates and the timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires that economic assumptions be made about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise. Actual future production, oil and natural gas prices received, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reported reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Our drilling prospects are in various stages of evaluation. There is no way to predict in advance of drilling and testing whether any particular drilling prospect will yield oil or natural gas in sufficient quantities to recover drilling and completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects. The near-term focus of our development activities will be concentrated in three core asset areas, which exposes us to risks associated with prospect concentration. The relative concentration of our near-term activities in three core asset areas means that any impairments or material reductions in the expected size of the reserves attributable to our wells, any material harm to the producing reservoirs or associated surface facilities from which these wells produce or any significant governmental regulation with respect to any of these fields, including curtailment of production or interruption of transportation of production, could have a material adverse effect on our financial condition and results of operations.

We cannot control activities on properties that we do not operate and are unable to ensure their proper operation and profitability.

We do not currently operate the SMP or the Garwood Field properties in which we own an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including the operator’s: timing and amount of capital expenditures; expertise and financial resources; inclusion of other participants in drilling wells; and use of technology. In addition, the financial condition of our operators could negatively impact the operation of our properties and our ability to collect revenues from operations. In the event that an operator of our properties experiences financial difficulties, this may negatively impact our ability to receive payments for our share of net production that we are entitled to under our contractual arrangements with such operator. While we seek to minimize such risk by structuring our contractual arrangements to provide for production revenue payments to be made directly to us by first purchasers of the hydrocarbons, there can be no assurances that we can do so in all situations covering our non-operated properties.

The marketability of our natural gas production depends on facilities that we typically do not own or control, which could result in a curtailment of production and revenues.

The marketability of our natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own under interruptible or short term transportation agreements. Under the interruptible transportation agreements, the transportation of our gas may be interrupted due to capacity constraints on the applicable system, due to maintenance or repair of the system, or for other reasons as dictated by the particular agreements. Our ability to produce and market natural gas on a commercial basis could be harmed by any significant change in the cost or availability of such markets, systems or pipelines.

Our operations may cause us to incur substantial liabilities for failure to comply with environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit or other authorizations before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, require permitting or authorization for release of pollutants into the environment, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, areas inhabited by endangered or threatened species, and other protected areas, and impose substantial liabilities for pollution resulting from historical and current operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as on the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

We anticipate having substantial capital requirements that, if not met, may hinder our operations.

We anticipate we will experience continued substantial capital needs as a result of our planned development and acquisition programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing on acceptable terms in the future. Without adequate capital resources, we may be forced to limit our planned oil and natural gas acquisition and development activities and thereby adversely affect the recoverability and ultimate value of our oil and natural gas properties. This, in turn, would negatively affect our business, financial condition and results of operations.

We depend on successful exploration, development and acquisitions to maintain revenue in the future.

In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent that we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves. Additionally, the business of exploring for, developing, or acquiring reserves is capital intensive. Recovery of our reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired. In addition, we may be required to find partners for any future exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

Our identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management has specifically identified and preliminarily scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These scheduled drilling locations represent a significant component of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs, drilling results, regulatory approvals and other factors. Because of these uncertainties, we do not know if the potential drilling locations we have identified will ever be drilled or if we will be able to produce oil or natural gas from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

Our Business

Overview

                We have been engaged in the exploration for oil and gas since April 2004. At December 31, 2006, our oil and gas properties had total net proved oil reserves of 10,070 barrels and total net proved gas reserves of 928,680 Mcf. The discounted value of our future net cash flows on our properties amounted to $2,567,320 at December 31, 2006.

                We acquire, drill for, produce and sell natural gas, natural gas liquids and crude oil currently from two main locations, the Wilcox trend in Starr and Colorado counties, Texas and an emerging resource (Diatomite) trend in Santa Barbara County of California.

                We achieve production and reserve growth primarily through the drill bit by acquiring (from other operators or internally generating drilling prospects followed by exploration and development activities.

Current Properties and Prospects

Garwood Field Prospect, Colorado County, Texas

The Garwood field was originally discovered in the mid 1980s by Amerada Hess which drilled three deep wells that were completed in the lower Wilcox sands. The three wells were tested and completed in multiple zones. One well, the Edith Hopkins #1, produced more that 2.5 Bcf of natural gas out of the lower Wilcox 10 sand, without the aid of fracture stimulation. Amerada Hess reported that it did not fracture stimulate any of the produced or tested zones and ultimately left the project due to low natural gas prices at the time. We acquired the project leases based on the Amerada Hess data and results, with the objective being to revisit the known productive intervals utilizing up-to-date logging tools, completion techniques and modern fracing techniques. We also have data and well logs which we developed from the two wells we drilled on the prospect.

The property is made up of 1,650 acres and we own a 100% working interest in approximately 700 acres of the project, and a 100% working interest before payout on the balance of the acreage, with an after payout interest of 68%. Our first well, the Pintail #1 (drilled to 10,500 feet), was successfully drilled on this project. This well paid out our investment in 18 months and continues to produce from the upper Wilcox horizons.

We drilled a second well in the Pintail Flats (to 16,500 feet) which logged nine productive lower Wilcox horizons and 12 productive upper Wilcox zones. This well has confirmed over 200 feet of net pay, but the well’s performance has been restricted due to mechanical problems during the completion. We expect a re-completion of this well will be undertaken in the near future as well as possibly drilling a shallow (twin) well to accelerate cash flow by exploiting the upper Wilcox potential.

Total net proved reserves for the Garwood Prospect at December 31, 2006, were 928,680 Mcf of gas and 10,070 barrels of oil.

Bob West South Prospect, Starr County, Texas

We have 837 acres leased, south and east of the Bob West Field (adjacent) that has produced for others more than 800 Bcf of natural gas since the late 1990s.

Our prospect is set up by a well that was completed and produced from the lower Wilcox 21 sand in the mid 1980s. The Huffco Hinojosa #1 produced without fracture stimulation for a period of five years and was ultimately abandoned due to corporate capital restraints and low gas market prices. Our own research indicates this well may have economically recoverable gas from the lower Wilcox horizons. Assuming financing is available to us, our first location will be up-dip approximately 600 feet to this well and in the same productive fault block. We have a 100% working interest in the project and expect to begin drilling the first well in January of 2008. We are seeking new leases in the area but have not entered into any agreements, written or oral, in connection therewith.

Orcutt and Casmalia Prospects, Santa Barbara County, California (High impact resource)

We entered into a participation agreement with Santa Maria Pacific, L.L.C. (“SMP”), the operator, to acquire up to a total of a 20% working interest in the Orcutt and Casmalia prospects in Santa Barbara County, California. We currently own a 3.326% working interest and hold options to purchase an aggregate of an additional 16.674% interest for approximately $35 million. We have until February 28, 2008 to exercise certain options and until December 31, 2008 to exercise others. We can give no assurance that we can raise the funds necessary to purchase the additional working interests.

We believe there may be substantial reserves of oil in place in the Opal A (diatomite) formation located on the Orcutt and NW Casmalia prospects. Over the last 100 years, the diatomite has been drilled through to get to the deeper Monterey productive intervals. The Monterey has continuously produced since discovery on the Orcutt Property in 1903. Diatomite has also produced minimally on this property. We believe that full development of this resource may now be possible due to technology advancements in diatomite drilling.

Diatomite is a shallow formation, from the surface down to 2,000 feet, with porosity ranging from 50-70% and oil saturations in excess of 50%. The major energy companies began cyclic steaming of this resource approximately 60 miles to the east in Kern County, California eight years ago and we believe that third party production from the diatomite now exceeds 100,000 barrels of oil per day.

SMP’s operational team consists of several former employees of the major energy companies that have been using cyclic steam technology to produce the diatomite in Kern County. With technology advances and what we believe to be the operational capabilities of SMP utilizing the techniques used by the major energy companies in Kern County, it is anticipated that, with cyclic steaming, 20-25% of the oil in the diatomite may be recoverable. Additional advancements in technology, along with the deployment of line-drive steam processes following cyclic steaming, may improve recovery factors for this resource.

With respect to the Orcutt prospect, SMP has 4,000 gross acres under lease with current production from some 70 wells in the Monterey formation.  The Monterey has been producing on these leases for over 100 years. In NW Casmalia, SMP has 8,000 gross acres under lease. NW Casmalia’s oil saturated diatomite resource has been documented for decades. At one point the Diatomite was being mined for its oil during the 1920’s. There were approximately 30 cores that were drilled in the late 1970’s and early 1980’s to help determine oil potential as a mining project (mining permits were never issued). SMP has drilled 16 wells to date 13 of which are currently going through completion analysis.

Management believes that with the 3.326% interest that we own and the option to acquire up to another 16.674% of  interests,  this project offers us our largest potential for growth in the future.

Capital Formation:

We have retained Source Capital Group, Inc. to assist us in raising capital to finance our development activities.  Source is working on a best efforts basis and we can give no assurance that it will be successful in raising funds for us.

Employees

As of September 30, 2007, we had five full time employees.

Item 2. Management’s Discussion and Analysis or Plan of Operation

Forward-Looking Statement and Information

This document may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management.  The use of words such as “believe,” “anticipates,” “intends, “plans,” “estimates,” “should,” “likely,” or similar expressions, indicates a forward-looking statement.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Many of the factors that will determine these results are beyond our ability to control or predict.  Unit holders are cautioned not to put undue reliance on any forward-looking statements. We claim the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions, which are not statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, changes in technology, economic conditions, competition and pricing, and government regulations.  We caution that assumptions, expectations, projections, intentions, or beliefs about the future events may, and often do, vary from actual results and the differences can be material.  Key factors which could cause actual results to vary from those the Company expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of financing or other capital, as well as uncertainties in estimating proved reserves, forecasting production and drilling results, and uncertainties regarding environmental regulations and litigation.

Results of Operations

The following discussion should be read in conjunction with our audited consolidated financial statements and the related notes to the financial statements.

Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006

Revenue and Production Taxes

Oil and gas revenues for the nine months ended September 30, 2007 were $897,808 versus $958,743 for the same period ended September 30, 2006.  This decrease is primarily the result of decline in production rates in the Garwood Field coupled with overall lower natural gas and condensate prices.  Gas prices averaged $6.41 per thousand cubic feet (Mcf) in the first nine months of 2007 versus $6.63 per Mcf for the same nine month period in 2006. Average condensate prices declined 7% from $64.02 in the 2006 nine-month period to $59.38 in the same 2007 period. Gross production from the Pintail Flats #1 well declined 33% from an average daily rate of 316 Mcf per day in the first 9 months of 2006 to a daily average of only 211 Mcf per day for the 2007 comparable period. The decline in production from the Pintail Flats #1 was attributable to normal production decline from a single (tight-zone) completion and the wells inability to efficiently produce the naturally occurring (connate) water from the formation along with the gas production. The decline in production from the Pintail Flats #1 was partially offset by increased production volumes from the Pintail #1 well.  Gross daily flow rates on the Pintail #1 increased 36% from 457 Mcfd in 2006 to 621 Mcfd. The improved flow rates from the Pintail #1 well is primarily attributable to a recompletion of the well in November of 2006. The Company has a 74% net revenue interest in the Pintail Flats #1 and a 49.64% net revenue interest in the Pintail #1 after its payout in April 2006.

Production taxes declined 5% in conjunction with the 6% decline in net revenue for the nine month comparative period of 2007 versus 2006.

Lease Operating Expenses

Lease operating expenses relate to the two producing wells in Garwood Field and in total dollars spent remained relatively flat for the comparative nine-month periods. Operating expense increased from $2.81 per barrel of oil equivalent (boe) in 2006 to $4.95 per boe in 2007.  The increase is primarily attributable to a 33% decline in production from the Pintail Flats #1 well and an 11% decline in net production from the Pintail #1. The decline in net production from the Pintail #1 is attributable to the payout and corresponding reduction in net revenue interest from 73% to 49.64% in April 2006. We anticipate that the Pintail Flats well will be recompleted in the near future.

Exploration Expenses

Exploration expenses increased for the nine month periods in 2007 versus 2006 from $91,498 in 2006 to $125,224 in 2007. The increase is attributable to higher delay rental payments in the 2007 time period due to a delay in drilling planned in the Ala Blanca and Garwood prospects.

Impairment of Unproved Oil and Gas Properties

On March 10, 2006, we entered into a letter of intent with Santa Maria Pacific, L.L.C. (“SMP”) whereby SMP agreed to sell us a 7.5% working interest in their Orcutt Field project. Upon the execution of the letter of intent, we paid $25,000 and Rocky Emery, the managing partner of the Company, paid $475,000 on REP’s behalf. These payments were non-refundable and REP was obligated to pay the balance of the purchase price of $2,875,000 within 30 days of the signed Purchase and Sale agreement. The option agreement expired without further payment.

On June 10, 2006, we entered into an agreement as amended by letter agreement dated July 10, 2006 and July 24, 2006 with SMP whereby we acquired the option to participate in up to 10 future SMP projects at a 7.5% working interest. We made a non-refundable deposit of $90,000 upon execution of the agreement and an additional non-refundable payment totaling $50,000. This option expired on July 24, 2006 when we failed to make additional payments as required under the agreement.

Additionally on June 10, 2006, we entered into an option agreement as amended by letter dated July 24, 2006 with SMP to purchase a 7.5% working interest in SMP’s Northwest Casmalia Project. Upon the execution of this the July 24 agreement, we paid $50,000 for this option. The July 24 agreement extended the time allowed for us to make additional payments required under the agreement to August 31, 2006. The option period expired without further payments being made by us.

In 2006, we charged expense for the aggregate of $690,000 paid out under the three option agreements.

During 2007, we reopened discussion with SMP and SMP agreed to a new funding schedule to allow us to continue in the Orcutt and Northwest Casmalia prospects. Pursuant to a letter agreement dated July 23, 2007, we paid an additional $3,740,000 and $450,000 in connection with the Orcutt and Casmalia prospects, respectively. On October 12, 2007, we received notification from SMP stating that we were in default and as a result of the default, the letter agreement was terminated. Pursuant to the termination conditions of the letter agreement, we earned a 1.496% working interest in the Orcutt prospect for our payment of $3,740,000. However, our entire payment of $450,000 on the Casmalia prospect was forfeited upon the default. On December 7, 2007 we signed a new agreement with SMP and acquired an additional 1.873% working interest in Orcutt Field for $1,000,000. Under this agreement, we have an option to acquire up to an additional 16.674% interest in the project for payments totaling approximately $35 million.  The options expire from time to time thru December 31, 2008.

Depreciation, Depletion and Amortization

Depreciation, depletion, and amortization expense decreased from $3,175,134 in the nine month period related to 2006 to $2,203,808 in the comparable period of 2007.  The decrease is attributable to the well costs on the Pintail Flats #1 well reaching 100% amortization in July 2007 based on the estimated  proved producing reserves assigned to the well at December 31, 2006.

General and Administrative Expense

General and administrative expense increased slightly in the nine month period of 2006 to 2007.  Compensation expense in 2007 includes a non-cash charge of $127,500 related to partnership units given to employees of the company by Rocky Emery, the managing partner for the general partner. Excluding this non-cash charge, expenses declined $118,416 or 11% from 2006 to 2007.  Rent expense decreased $41,919 as we benefited from 9 months of sublease income in the first nine months of 2007 versus only six months in 2006.  Cash payments for personnel related costs including consulting and contract accounting decreased from 2006 to the 2007 nine month time  period by $57,459 primarily due to the elimination of a consulting position in the 1st half of 2007.  We further reduced costs by deciding not to participate in the National Association of Petroleum Engineers convention in 2007.  In 2006 we incurred approximately $40,000 related to this event.  Offsetting the reductions were increases in travel and audit costs in 2007 related primarily to the planned reorganization and merger with a public entity.

Interest Expense

Interest expense decreased from $1,805,361 in the nine-month period of 2006 to $720,802 in 2007. In 2005, we entered into a revolving promissory note agreements, with two of our limited partners, providing for a revolving line of credit.  In connection with these agreements, the Company issued 9,000,000 warrants to purchase partnership units at an exercise price of $2 per partnership unit.  On the date of issuance, the relative fair value of these warrants was $4,664,814, which was recorded as a discount to the note. The discount was accreted into income over the one-year term of the note ending March 31, 2006. For the nine-month period ended September 30, 2006, $1,166,203 was charged to interest expense.  Offsetting the amortization of the discount in 2006 was an increase in the effective rate beginning April 1, 2006 from 10% to 12% on these notes.

Net Loss From Operations

We generated a net operating loss of $3,155,700 for the nine months ended September 30, 2007, compared to a net operating loss of $4,774,613 for the comparable period in 2006. The decrease in the net loss from operations is related primarily to lower depletion, general and administrative expense, and impairment expense as discussed above.

Liquidity and Capital Resources

We incurred a net loss of $3,876,502 for the nine months ended September 30, 2007.  In addition, we had an accumulated deficit of $33,969,037 and a working capital deficit of $10,155,255 as of September 30, 2007.  These conditions raise substantial doubt as to our ability to continue as a going concern. Management is working to raise additional capital through the sale of partnership units.  Subsequent to September 30, 2007, we sold 18,420,337 partnership units for aggregate proceeds of $2,763,050.

On December 21, 2007, we purchased (the “Asset Purchase”) substantially all of the assets of Rock Energy Partners L.P. (“REP”), a Delaware limited partnership, in exchange for 434,998,793 shares of our common stock issued to REP. We also issued 29,972,136 shares to two consultants who assisted us in the transaction and paid a cash consulting fee of $625,000. Prior to the Asset Purchase, we had 35,029,071 shares of common stock outstanding. We expect soon to propose  to our stockholders a one share for eight shares reverse stock split in order to reduce the number of shares currently outstanding.

For the Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Revenue and Production Taxes

Oil and gas revenues for the year ended December 31, 2006 were $1,321,809 versus $1,714,762 for the year ended December 31, 2005.  This decrease is primarily the result of lower gas prices.  Gas prices averaged $6.14 per Mcf versus $8.11 per Mcf in 2005.

Net gas production increased approximately 6% in 2006 versus 2005 despite the payout and reduction in working interest and related net revenue interest in the Pintail #1 in April 2006.  Our working interest in the Pintail #1 reverted from 100% to 68% at payout of the well. Our net revenue interest decreased to 49.64% from 73%.  Offsetting the decline in the net production from the Pintail #1 was a full year of production from the Pintail Flats #1 which began producing in May 2005.

Production taxes decreased approximately 24% in line with the reduction in revenues of 23% discussed above.  All production is from two wells in the Garwood Field in Colorado County, Texas.  Applicable tax rates are 4.6% on condensate and 7.5% on gas revenues.

Lease Operating Expenses

In a trend that began in 2004 that has accelerated through 2006 commodity prices have increased significantly.  The higher prices have led to increased industry activity and consequently rising operating costs.

Our lease operating expense increased 13% in 2006 versus 2005.  The increase is attributable to higher costs of services such as transportation, personnel, fuel, replacement parts, service rigs, and water disposal fees; to a full year operation on the Pintail Flats #1; and, to the required need of a compressor to market gas and condensate on the Pintail #1.

Dry Hole Costs

In 2005 we drilled the Phillips Burkley #1 in Jefferson County, Mississippi, which reached a total depth of 17,265 feet in November 2004.  The initial completion attempt in the Lower Hosston Sand

(17086’-17188’) was non-productive and the Company declined to participate in additional completion attempts up-hole during 2006 conducted by the operator.  Rock expensed costs incurred through September 30, 2005 totaling $7,505,608 related to this well.

We expensed costs related to our 30% participation in the Southern Star #1 well in the Parks Farm prospect in Cameron County, Texas, which was drilled and declared dry in the 1st quarter of 2005 of $105,535.

Further, we expensed $21,341 in charges incurred in 2005 related to the plugging and site restoration for the Collins #9-1 in Sheridan County, Montana, which was drilled dry and abandoned.

Dry hole costs in 2006 relate primarily to the write-off of a lease line in Jefferson County, Mississippi which was constructed to test and serve the Phillips Burkley #1 well. At the time, the Company declined to participate in further completion attempts on the well it entered into a throughput agreement with the operator in the event that further completion efforts were successful.  Additional attempts by the operator to complete this well were not successful and therefore required the write-off of this remaining asset in Jefferson County, Mississippi.

Impairment of Unproved Oil and Gas Properties

During 2004, prior to the formation of Rock Energy Partners, L.P., Rocky Emery, the Managing Member of the general partner and Chief Executive of the Company, entered into an agreement with Petrosearch Energy Corporation for a “Right of First Refusal” to participate in Petrosearch prospects. Mr. Emery transferred this Right of First Refusal to the Company in exchange for an ownership interest in the partnership.  The transaction was valued at $3,000,000.  In the fourth quarter of 2005, the Company entered into a settlement agreement with Petrosearch Energy Corporation (PEC) which resolved a number of outstanding issues related to operations in the Garwood Field and certain other PEC operated prospects.  The settlement agreement resulted in the Right of First Refusal agreement ultimately being surrendered by the Company for declining to meet certain capital expenditure requirements.  The asset was 100% impaired at December 31, 2005.

In 2006 the Company paid $690,000 for an option to participate in development activities in Santa Barbara County conducted by Santa Maria Pacific, L.L.C. (SMP). The option required additional capital investment by August 31, 2006 and as the Company failed to meet this requirement the option expired and the investment in this project was 100% impaired.  Subsequent to December 31, 2006, the Company reopened negotiations with SMP and spent additional monies totaling $5,190,000 related to the Orcutt Hills and NW Casmalia Fields.  The Company has earned a 3.326% working interest in the Orcutt Field project for the $4,740,000 paid to SMP in 2007 and has options to purchase up to an additional 16.674% working interest for approximately $35 million. Under the terms of the agreement, if REP meets certain option payments, we would also earn a 20% working interest in NW Casmalia. The $450,000 paid in 2007 related to the NW Casmalia project was forfeited and has been impaired 100% as of September 30, 2007.

Depreciation, Depletion and Amortization

Depreciation, depletion, and amortization expense increased from $1,379,986 in 2005 to $6,071,090 in 2006.  The increase is primarily attributable to a decrease in proved producing reserves on the Pintail Flats #1 well.  Down-hole mechanical difficulties precluded commingling the lowest productive zone with additional zones up the hole requiring the write down of the reserves for Lower

Wilcox 13.  Further, excessive water production from the Lower Wilcox 10 zone prevented a multiple re-completion of the well in proven (tested) productive zones 11, 10, 9 and 8.   Mechanical problems with the production casing above the zone 10 prevented squeezing this zone off and producing the 11, 9 and 8 zones in a single completion. This combination of factors resulted in reclassifying the reserves in zone 11 from proven developed producing (PDP) to proven behind pipe (BHP) status and in losing (because of the un-anticipated water production) proved producing reserves in zone 10.  As a result of only being able to complete down-hole the 8 and 9 zones the anticipated production rates on the well were much lower than anticipated.

Loss on Sale of Investment

In May 2005, the Company sold 323,077 shares of Petrosearch Corp. stock for total proceeds of $511,335.  In connection with this sale, a loss of $1,294,665 was recorded.

General and Administrative Expense

General and administrative expense declined from $2,329,301 in 2005 to $1,337,113 in 2006. The reduction is due primarily to staffing and pay decreases in December 2005. In addition, the General Partner (4R) of REP sublet one of two floors of its office space in Houston, Texas which had previously been occupied by the Company.

Interest Expense

Interest expense decreased from $3,548,442 in 2005 to $2,033,298 in 2006. In 2005, REP entered into a revolving promissory note agreements, with two of our limited partners, providing for a revolving line of credit (see note 3).  In connection with these agreements, the Company issued 9,000,000 warrants to purchase partnership units at an exercise price of $2 per partnership unit.  On the date of issuance, the relative fair value of these warrants was $4,664,814, which was recorded as a discount to the note. The discount was accreted into income over the one-year term of the note and for the years ended December 31, 2006 and December 31, 2005, $1,166,203 and $3,498,611, respectively was amortized to interest expense.  Offsetting the higher amortization of the discount in 2005 was higher capitalized interest.

Net Loss From Operations

We generated a net operating loss of $7,345,140 for the year ended December 31, 2006, compared to a net operating loss of $14,280,022 for the year ended December 31, 2005. The decrease in the net loss from operations is related primarily to the lower dry hole costs and impairment costs in 2006 in addition to the reduction in general and administrative expense discussed above offset partially by higher depletion expense.

Liquidity and Capital Resources

We incurred net losses of $9,378,438 and $17,811,114 for the years ended December 31, 2006 and 2005, respectively.  In addition, we had an accumulated deficit of $30,092,535 and a working capital deficit of $9,679,400 as of December 31, 2006.  Subsequent to our fiscal year end, we sold 49,215,201 of our partnership units for a total of $7,572,279.  We have retained Source Capital Group, Inc. to assist us on a best efforts basis in raising funds to allow us to develop our prospects and purchase the SMP working interests.

Item 3. Description of Property

We occupy 6,761 square feet of office space for our corporate headquarters, located at 10375 Richmond, Suite 2100, Houston, TX 77042. The office space is provided to us pursuant to an Administrative Services Agreement we entered into with 4R Oil and Gas, LLC (“4R”), the General Partner of REP and a company managed by Rocky V. Emery, our Chief Executive Officer and a director. Under the terms of the agreement, 4R provides the office space to us along with administrative support services in exchange for a monthly fee paid to 4R of up to $165,000. For the years ended December 31, 2006 and December 31, 2005, we paid 4R $922,588 and $1,767,841, respectively.

Item 4. Security Ownership of Certain Beneficial Owners and Management and Principal Stockholders

The following table sets forth certain information regarding the beneficial ownership of our common stock. The information below indicates:

•                  each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

•                  each of our directors and executive officers; and

•                  all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and is calculated based on 499,535,586 shares of common stock outstanding following the Asset Purchase.

Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated. For purposes of the table below, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of any shares of common stock, over which he or she has or shares, directly or indirectly, voting or investment power, or of which he or she has the right to acquire beneficial ownership at any time within 60 days from the date hereof. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name of Holder	Number of Shares of Common Stock		Percent Owned Of Common Stock
Rock Energy Partners L.P.	434,595,959		87.00%
Terrence J. Dunne	2,229,324.40%
Paul E. Fredericks	829,324.20%
Daniel McKinney	990,324.20%
Hobart Teneff	1,322,513.30%
Rocky V. Emery	434,595,959	(1)	10.38%
Alan J. Smedstad	0	(1)	1.30%
Tom S. Elliott	0	(1)	7.00%
William F. Mosley	0	(1)	.56%
Stephen J. Warner	0	(1)	—%
All executive officers and directors as a group (9 persons)	61,945,169		14.14%

(1)          These individuals are executive officers and directors of REP and their shareholdings reflect REP’s ownership.

Lock-Up Agreement

Certain of our stockholders, holding an aggregate of 5,371,485 shares of our common stock, have agreed that, until March 27, 2008, they will not offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in or other dispose of any shares of our common stock held by them.

Item 5. Directors and Executive Officers

Executive Officers and Directors

In addition to our existing four directors, the following four individuals were appointed to management positions to the offices set forth opposite their names and also nominated for appointment to the board of directors on the closing date of the Asset Purchase. The background of each is set forth below. Hanover’s executive officers resigned on the closing date of the Asset Purchase.

Name	Age	Position

Rocky V. Emery	44	Chief Executive Officer and Director
Allan J. Smedstad	74	Chief Financial Officer
Tom S. Elliott	62	Chief Operating Officer and Director
William F. Mosley	60	Director
Stephen J. Warner	66	Director

Rocky V. Emery. Mr. Emery founded REP in April 2004 and acted as its Chief Executive Officer until the closing of the Asset Purchase when he also assumed the position of our Chief Executive Officer. From July 2001 to April 2004 he was employed by Wachovia Securities as a Managing Director of its Emery Financial Group, which worked with large companies on stock option plans. Previous to his employment with Wachovia, from 1993 to July 2001, he was a retail stock broker and stock option plan specialist for UBS/Paine Weber. Mr. Emery graduated from the University of Utah with a bachelor of science degree in physiology.

Allan J. Smedstad. Mr. Smedstad acted as the Secretary and Treasurer of REP since April 2004 and also assumed the position of our Chief Financial Officer upon closing of the Asset Purchase. From 2001 to 2004 he was an oil and gas auditor with BRI Consulting Group, Inc., a privately-held company in Houston, Texas. Mr. Smedstad is Mr. Emery’s father-in-law.

Tom S. Elliott. Mr. Elliott has been an independent business consultant since 2004. From 2001 to 2004 he acted as a senior management advisor (also on a consulting basis) to Texas Independent Exploration, a privately-held oil and gas exploration and development company. From 1999 to 2001 he held a similar position as senior management advisor to Equinox Oil Company, an oil and gas development company. From 1998 to 1999 he was a consultant and senior management advisor to Tri Gas Union Development, also a privately-held oil and gas company. From 1994 to 1998 he was employed by WRT Energy Corporation. Mr. Elliott earned his professional petroleum engineering degree from the Colorado School of Mines.

William F. Mosley, CPA. For the past 20 years, Mr. Mosley has been the president of W. F. Mosley Inc., an independent CPA firm in Houston, TX.  Prior to that time Mr. Mosley was a CPA and  the owner of  the firm of W.F. Mosley & Co. and before that a partner in the CPA firm of Leavitt & Mosley & Co.

Stephen J. Warner. Mr. Warner was a co-founder and has been a partner of Crossbow Ventures, Inc, a private equity firm with over $100 million under management, since 1998.  From 1994 to 1998 he was a consultant to private equity firms and to USAID, evaluating American Enterprise Funds in Eastern Europe.  From 1991 to 1994 he was the Managing Director of Commonwealth Associates, a privately held brokerage firm involved in the financing of emerging growth companies. From 1970 to 1990 he was the President of Merrill Lynch Venture Capital, Inc. a Merrill investment capital fund. He holds a B.S. degree from MIT, an MBA from the Wharton Graduate School of Business and a law degree from Blackstone School of Law (through correspondence courses).

Board Committees

We have no Board committees. Our full Board of Directors acts as our audit and nominating committees.

Code of Ethics

We will adopt a written code of ethics that applies to our principal executive officer, principal financial officer, or persons performing similar functions. This is not currently true with REP.

Item 6. Executive Compensation

                We paid compensation to Rocky Emery, our Chief Executive Officer, during the fiscal years ended December 31, 2006 and 2005, $24,000 and $62,000, respectively. For the years ended December 31, 2006 and 2005, Tom Elliott, our Chief Operating Officer, was paid a salary $180,000 per year.

We do not currently have any employment agreements with our executive officers.

We have not paid our directors fees in the past for attending any meetings of our Board of Directors. In the future, we may adopt a policy of paying independent directors a fee for their attendance at board and committee meetings. We reimburse each director for reasonable travel expenses related to such director’s attendance at Board of Directors’ meetings.

Item 7. Certain Relationships and Related Transactions

                Pursuant to an Administrative Services Agreement, REP paid administrative fees to 4R, REP’s General Partner and which is controlled by Rocky V. Emery, our Chief Executive Officer, in the amounts of $922,588 and $1,767,841 for the years ended December 31, 2006 and 2005, respectively.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted, prior to the Asset Purchase, formal policies and procedures for the review, approval or ratification of related party transactions with our executive officers, directors or significant stockholders. However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange. In determining whether our directors are independent, however, we intend to be guided by the rules of the American Stock Exchange. Our Board of Directors will also consult with counsel to ensure that the Board’s determinations are consistent with AMEX rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of audit committee members. The AMEX listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Currently we do not satisfy the “independent director” requirements of the AMEX, which requires that a majority of a company’s directors be independent.

Item 8. Description of Securities

Common Stock

We are authorized to issue up to 500,000,000 shares of common stock, par value $.0001 per share, of which 499,999,200 shares are currently issued and outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on matters submitted to a vote of stockholders. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. Our Board of Directors has never declared a dividend. Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the company’s financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant. Each share is entitled to the same dividend. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $.001 per share, of which no shares are currently outstanding. Our articles of incorporation gives our Board of Directors  the power to issue shares of preferred stock in one or more series without stockholder approval. Our Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

PART II

Item 1. Market for Common Equity and Related Stockholder Matters

                Our common stock is traded on the OTC Bulletin Board (“OTC BB”) under the symbol “HVGO.” The following table shows the high and low closing sale prices per share for our common stock for each quarter in the years ended December 31, 2006 and 2007. The prices reflect inter-dealer prices without regard to retail mark-ups, markdowns, or commissions, and do not necessarily reflect actual transactions.

	2006		2007
	Low	High	Low	High
First Quarter	$0.03	$0.13	$0.13	$0.18
Second Quarter	$0.11	$0.65	$0.13	$0.17
Third Quarter	$0.30	$0.58	$0.11	$0.16
Fourth Quarter	$0.21	$0.40	$0.11	$0.15

                We have not paid any cash dividends, and do not anticipate declaring or paying any cash or stock dividends in the foreseeable future.

                As of September 30, 2007, we had approximately 400 stockholders of record.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options		Weighted average price of outstanding options	Number of securities remaining available for future issuance under equity compensation plan
Equity compensation plan approved by security holders	150,000	(1)	$0.125	1,850,000

(1)These options were cancelled in December 2007

                The 1998 Equity Incentive Plan was adopted to aid us in maintaining and developing a management team, and attracting qualified officers and employees. A total of 2,000,000 common shares may be issued pursuant to the terms of the Plan. There was no option activity during 2006 or 2007.

Item 2. Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not aware of any pending or threatened legal proceeding that, if determined in a manner adverse to us, could have a material adverse effect on our business and operations.

Item 3. Recent Sales of Unregistered Securities

                In connection with the Asset Purchase, we issued 434,998,793 unregistered shares of our common stock to REP and issued an aggregate of 29,972,136 unregistered shares to the consultants who assisted us in the Asset Purchase.

                In 2006, we conducted a private placement offering of 14,000,000 shares of unregistered common stock at $0.025 per share. Proceeds of $350,000 were raised from the sale, less a 10% underwriting fee and attorney fees of $11,885, for net proceeds of $303,115. Additionally, the underwriter, Pennaluna and Company, Inc., exercised 490,000 warrants at $0.05 per share for proceeds of $24,500. The shares were offered and sold to accredited investors pursuant to a Regulation D exemption from the registration requirements of the Securities Act of 1933, as amended.

                In 2005, accrued interest payable of $29,371 was paid by us issuing 293,713 unregistered common shares, at a value of $0.10 per share, to the various note holders.

                In December 2005, we issued 80,000 shares of unregistered common stock to Jackie Stephens, our former President, for consulting services. The shares were valued at $8,000, or $0.10 per share.

Item 3.02. Unregistered Sales of Equity Securities

Reference is made to the disclosure set forth under Part II, Item 3, above, of this current report on Form 8-K, which disclosure is incorporated herein by reference.

Item 4. Indemnification of Directors

Under our bylaws we indemnify a director or officer of our company against liability and  advance the costs of defending any such person against liability, provided (i) the director or officer was acting on our behalf in his official capacity as a director or officer, and (ii) such director or officer conducted himself in good faith and believed his conduct was in, or not opposed to, our best interests (or in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful). We may not indemnify a director or officer, however, if such director or officer is adjudged liable to us, or if the director or officer is adjudged to have derived an improper personal benefit.

Indemnification permitted by these provisions is limited to reasonable expenses incurred in connection with the proceeding upon which liability is predicated, which includes the amount of any such liability actually imposed.

Item 5.01. Changes in Control of Registrant

Reference is made to the disclosure set forth under Item 2.01 of this current report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Under the terms of the Asset Purchase, we (i) added four new directors, and (ii) accepted the resignations of Terry Dunne as our President, Paul Fredericks as our Vice President and Dan McKinney as our Secretary. Reference is made to the disclosure set forth under Item 2.01 to this current report on Form 8-K setting forth the names and backgrounds of our four new directors. Our four prior directors remain on our board of directors.

Item 5.06. Change in Shell Company Status

Reference is made to the disclosure set forth under Item 2.01 of this current report on Form 8-K, which disclosure is incorporated herein by reference. As a result of the Asset Purchase described under Item 2.01, we believe we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01. Financial Statements and Exhibits

(a)          Financial statements of businesses acquired

The financial statements of REP and the pro forma financial information of REP and us are filed with this current report on Form 8-K as indicated below.

Pro Forma Financial Statements: Combining the operations of Hanover Gold Company, Inc. and REP

Unaudited Financial Statements: Rock Energy Partners L.P. for the nine months ended September 30, 2007 and 2006

Audited Financial Statements: Rock Energy Partners L.P. for the years ended December 31, 2006 and 2005

                (d)   Exhibits

                See the Exhibit Index hereto, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hanover Gold Company, Inc.
(Registrant)

By:	/s/ Rocky V. Emery
Rocky V. Emery
Chief Executive Officer

Date: January 2, 2008

PRO FORMA FINANCIAL INFORMATION

Basis of Presentation

                The unaudited pro forma consolidated balance sheet as of September 30, 2007 of Rock Energy Resources Corporation (the “Company”) is based on the Company’s unaudited financial statements as of September 30, 2007 and on Hanover Gold Company Inc.’s (“Hanover”) unaudited financial statements as of September 30, 2007.

                The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and the notes thereto of the Company for the year ended December 31, 2006.

                The unaudited pro forma consolidated balance sheet gives effect to the equity exchange transaction between their respective companies as if it had occurred at the start of the fiscal periods beginning January 1, 2007.  These unaudited pro forma consolidated financial statements are not necessarily indicative of the financial position or results of operations, which would have resulted if the combination and related transactions had actually occurred on that date.

                Pro forma condensed income statements incorporating Hanover’s income statements for the prior fiscal year and most recent interim period have not been provided as they would not be meaningful because the operations of Hanover, the legal acquirer, were discontinued as of the effective date.

Acquisition of Hanover Gold Company, Inc.

                On November 26, 2007, Rock Energy Partners L.P. (“REP”) and Hanover Gold Company Inc. agreed to effect an equity exchange between their respective companies and agreed on a closing date of December 14, 2007 or as soon thereafter as practicable.

                Prior to the exchange, Hanover has approximately 34,967,491 common shares outstanding with a par value of $.0001.  At the closing the transaction, Hanover will issue 434,998,793 shares to REP in exchange for all of the assets of REP and will issue a transaction fee of 14,986,068 shares to each of Weston Capital Quest Corporation and or/assigns and Source Capital Group and/or assigns resulting in a 7% ownership by the current shareholders of Hanover, 87% ownership by REP and a 3% ownership by each of Weston Capital Quest Corporation and/or assigns and Source Capital Group and/or assigns for a total post transaction capital structure of 499,938,420 common shares.

                The new public entity will be renamed Rock Energy Resources Corporation,

                Subsequent to the closing, and effective with a name change and issuance of a new stock symbol, REP will effect a planned 1 for 8 reverse split resulting in 62,492,275 shares to be outstanding.

ROCK ENERGY RESOURCES CORPORATION

(formerly Hanover Gold Company, Inc.)

Pro Forma Consolidated Balance Sheet

( Unaudited)

	September 30, 2007
	Rock Energy Partners L.P.	Hanover Gold Company, Inc.	Pro Forma Adjustments		Pro Forma Consolidated
ASSETS

CURRENT ASSETS
Cash	$13,810	$660,029	$(625,000	)(a)	$48,839
Accounts receivable, trade	192,180	—			192,180
Prepaid and other assets	33,008	18,417			51,425
Total Current Assets	238,998	678,446	(625,000)		292,444

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization
Oil and gas properties, successful efforts accounting	4,962,188	—	—		4,962,188
Other property and equipment	10,511	—	—		10,511
Net Property and Equipment	4,972,699	—	—		4,972,699

TOTAL ASSETS	$5,211,697	$678,446	$(625,000)		$5,265,143

LIABILITIES AND PARTNERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$111,825	$7,200			119,025
Accounts payable-related party	14,085	—			14,085
Notes payable-related party	8,830,000	—			8,830,000
Notes payable	184,492	—			184,492
Accrued interest	1,253,851	—			1,253,851
Total Current Liabilities	10,394,253	7,200			10,401,453

LONG-TERM LIABILITIES
Asset Retirement Obligation	151,553	—			151,553
Total Liabilities	10,545,806	7,200			10,553,006

PARTNERS’ DEFICIT
Stockholders’ Equity

Partners’ capital	28,634,928		(28,634,928)	a)	—
			43,500	a)
			2,997	b)
Common Stock issued and outstanding		3,497	(43,745)	d)	6,249
			(43,500)	a)
			28,634,928	a)
			(27,091,519)	c)
			(625,000)	a)
			(2,997)	b)
Additional paid-in capital		27,759,268	43,745	d)	28,674,925
Accumulated deficit	(33,969,037)	(27,091,519)	27,091,519	c)	(33,969,037)
Total Partners’ Deficit	(5,334,109)	671,246)	(625,000)		(5,287,863)

TOTAL LIABILITIES AND PARTNERS' DEFICIT	$5,211,697	$678,446	$(625,000)		$5,265,143

The accompanying notes are an integral part of these consolidated pro forma financial statements.

Rock Energy Resources Corporation

(formerly Hanover Gold Company, Inc.)

Notes to the Pro Forma Consolidated Financial Statements

(Unaudited)

1.               Pro Forma Adjustments

The unaudited pro forma consolidated financial statements include the following pro forma adjustments:

a)              To record the issuance of 434,998,793 pre-split shares of Hanover to acquire 100% of the issued and outstanding shares of REP.

b)             To record the issuance of 14,986,068 shares of Hanover to Weston Capital Quest Corporation  and Source Capital Group  each as a transaction fees.

c)              To eliminate the accumulated deficit of Hanover Gold Company Inc.

d)             To record a planned 1 for 8 reverse stock split to be effected subsequent to the closing.

e)              To record payment of a $625,000 transaction fee.

ROCK ENERGY PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2007	December 31, 2006
ASSETS

CURRENT ASSETS
Cash	$13,810	$679
Accounts receivable, trade	192,180	365,143
Prepaid and other assets	33,008	28,000
Total Current Assets	238,998	393,822

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization
Oil and gas properties, successful efforts accounting	4,962,188	3,621,399
Other property and equipment	10,511	14,202
Net Property and Equipment	4,972,699	3,635,601

TOTAL ASSETS	$5,211,697	$4,029,423

LIABILITIES AND PARTNERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable	$111,825	$242,257
Accounts payable-related party	14,085	57,463
Notes payable-related party	8,830,000	8,830,000
Notes payable	184,492	184,492
Accrued interest	1,253,851	759,010
Total Current Liabilities	10,394,253	10,073,222

LONG-TERM LIABILITIES
Asset Retirement Obligation	151,553	125,539
Total Liabilities	10,545,806	10,198,761

PARTNERS’ DEFICIT
Partners’ capital, 151,550,557 and 119,089,028 units outstanding	28,634,928	23,923,197
Accumulated deficit	(33,969,037)	(30,092,535)
Total Partners’ Deficit	(5,334,109)	(6,169,338)

TOTAL LIABILITIES AND PARTNERS’ DEFICIT	$5,211,697	$4,029,423

The accompanying notes are an integral part of these consolidated financial statements.

ROCK ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2007	2006
REVENUES	$897,808	$958,743

OPERATING EXPENSES
Lease operating expense	111,907	114,120
Production taxes	64,854	68,080
Exploration expense	125,224	91,498
Impairment of unproved oil and gas properties	490,175	690,000
Depletion, depreciation and amortization	2,203,808	3,715,134
ARO accretion	5,478	8,795
Loss on sale of investment	—	2,751
General and administrative	1,052,062	1,042,978
Total operating expenses	4,053,508	5,733,356

LOSS FROM OPERATIONS	(3,155,700)	(4,774,613)

OTHER INCOME (EXPENSE):
Interest expense	(720,802)	(1,805,361)
Other income	—	14,482
Total other expense	(720,802)	(1,790,879)

NET LOSS	$(3,876,502)	$(6,565,492)

NET LOSS PER PARTNERS’ UNIT
BASIC AND DILUTED	$(0.03)	$(0.06)

WEIGHTED AVERAGE PARTNER UNITS OUTSTANDING	130,273,065	118,916,526
BASIC AND DILUTED

The accompanying notes are an integral part of these consolidated financial statements.

ROCK ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine months	Nine months
	ended	ended
	September 30,	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,876,502)	$(6,565,492)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion & amortization	2,203,808	3,715,134
Accretion of loan discount	—	1,166,203
ARO accretion	5,478	8,795
Impairment of unproved oil and gas properties	490,175	690,000
Loss on sale of asset	—	2,751
Non-cash compensation	127,500	—
Changes in assets and liabilities:
Accounts receivable, trade	172,963	183,750
Accounts payable - related party	(43,378)	782
Prepaid expenses and other assets	(4,908)	(6,080)
Accounts payable and accrued liabilities	364,408	319,091
NET CASH USED IN OPERATING ACTIVITIES	(560,456)	(485,066)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(4,010,644)	(2,164,508)
Proceeds from sale of assets	—	4,304
NET CASH USED IN INVESTING ACTIVITIES	(4,010,644)	(2,160,204)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of partnership units	4,584,231	535,000
Other capital contributions	—	475,000
Proceeds from issuance of short term debt	—	1,750,000
Reduction of notes payable	—	(154,112)
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,584,231	2,605,888

NET DECREASE IN CASH AND CASH EQUIVALENTS	13,131	(39,382)

CASH AND CASH EQUIVALENTS - Beginning of period	679	66,707

CASH AND CASH EQUIVALENTS - End of period	$13,810	$27,325

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$300,000	$199,294

NON-CASH DISCLOSURES:
Reduction of note payable due to settlement	—	209,000
Debt retired with partner units	—	500,000

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 — INTERIM FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. These unaudited consolidated condensed financial statements should be read in conjunction with the audited financial statements and notes thereto of Rock Energy Partners L.P. (the “Company”) for the year ended December 31, 2006. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of financial position, results of operation and cash flow of the interim periods presented have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the respective full year.

NOTE 2 — GOING CONCERN

As shown in the accompanying financial statement, we incurred net losses of $3,876,502 for the nine months ended September 30, 2007. In addition, we had an accumulated deficit of $33,969,037 and a working capital deficit of $10,155,255 at September 30, 2007. These conditions raise substantial doubt as to our ability to continue as a going concern. Management is working to raise additional capital through the sale of partnership units. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3 — SHARE-BASED COMPENSATION

Effective January 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment,” which was issued in December 2004. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award.

In February 2007, Rocky Emery, the general partner of Rock Energy Partners, L.P., gave 850,000 partnership units of Rock Energy to certain employees. These partnership units were previously owned by Mr. Emery and were distributed directly to the employees. In connection with this transfer of units from Mr. Emery to the employees, the Company recorded an expense of $127,500 in accordance with SFAS No. 123R. The partnership units were valued at $0.15 per unit, which was based on the pricing of partnership units used in the sale of partnership units during or around the same period.

NOTE 4 — NORTHWEST CASMALIA AND ORCUTT OPTION

On March 10, 2006, we entered into a letter of intent with Santa Maria Pacific, L.L.C. (SMP) whereby SMP agreed to sell us a 7.5% working interest in their Orcutt Field project. Upon the execution of the letter of intent, we paid $25,000 and Rocky Emery, the managing partner of the Company, paid $475,000 on the Company’s behalf. These payments were non-refundable and we were obligated to pay the balance of the purchase price of $2,875,000 within 30 days of the signed Purchase and Sale agreement. The option agreement expired without further payment.

On June 10, 2006, we entered into an agreement as amended by letter agreement dated July 10, 2006 and July 24, 2006 with SMP whereby we acquired the option to participate in up to 10 future SMP projects at a 7.5% working interest. We  made a non-refundable deposit of $90,000 upon execution of the agreement and an additional non-refundable payment totaling $50,000. This option expired on July 24, 2006 when we failed to make additional payments as required under the agreement.

Additionally on June 10, 2006, we entered into an option agreement as amended by letter dated July 24, 2006 with SMP to purchase a 7.5% working interest in SMP’s Northwest Casmalia Project. Upon the execution of this the July 24 agreement, we paid $50,000 for this option. The July 24 agreement extended the time allowed us to make additional payments required under the agreement to August 31, 2006. The option period expired without further payments being made by us.

In 2006, we charged expense for the aggregate of $690,000 paid out under the three option agreements.

During 2007, we reopened discussion with SMP and SMP agreed to a new funding schedule to allow us to continue in the Orcutt and Northwest Casmalia prospects. Pursuant to a letter agreement dated July 23, 2007, we paid an additional $3,740,000 and $450,000 in connection with the Orcutt and Casmalia prospects, respectively. On October 12, 2007, we received notification from SMP stating that we were in default and as a result of the default, the letter agreement was terminated. Pursuant to the termination conditions of the letter agreement, we earned a 1.496% working interest in the Orcutt prospect for our payment of $3,740,000. However, our entire payment of $450,000 on the Casmalia prospect was forfeited upon the default. On December 14, 2007 we signed a new agreement with SMP and acquired an additional 1.873% working interest in Orcutt Field for $1,000,000. Under this agreement, we have an option to acquire up to an additional 16.667% interest in the project for payments totaling $34,300,000 over the next 12 months.

NOTE 5 — PARTNERSHIP UNITS

During the nine months ended September 30, 2007, we sold 32,461,531  partnership units for total proceeds of $4,584,231.

NOTE 6 — ASSET PURCHASE AGREEMENT

On December 21, 2007, we entered into an Asset Purchase Agreement . Under the agreement, Hanover Gold Company, Inc. purchased all of the assets of Rock Energy Partners L.P. Upon completion of the reorganization, the partners of Rock Energy Partners, LP owned approximately 87% of the outstanding shares of Hanover Gold.

NOTE 7 — RELATED PARTY TRANSACTIONS

On April 16, 2004, we entered into an Administrative Services Agreement with our General Partner, which was amended July 1, 2004. Under this service agreement, the General Partner provides certain administrative support services in exchange for a monthly fee. The services provided by the General Partner include payment of rent, office management services, secretarial and administrative, mailing, filing, computer data processing, fax and long distance communications, human resources, information technology, management of various oil and gas contracts, and clerical and administrative services and other services as may be reasonably requested and agreed to by the General Partner. The total amount charged under this agreement for the nine months ended September 30, 2007 and 2006 were $644,622 and $728,968, respectively.

NOTE 8 — SUBSEQUENT EVENTS

Petrosearch note

On December 30, 2005, we entered into a promissory note agreement with Petrosearch Energy Corporation (Petrosearch) for $825,449. At September 30, 2007, the note was in default with a balance of $184,492 plus accrued interest. In November 2007, we paid the note off in full.

Sale of partnership units.

Subsequent to September 30, 2007, we sold 18,420,337 partnership units for a total of $2,763,050.

Financial Statements and Report of

Independent Registered Public Accounting Firm

Rock Energy Partners, L.P.

December 31, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of:

   Rock Energy Partners, L.P.

   Houston, Texas

We have audited the accompanying consolidated balance sheet of Rock Energy Partners, L.P.(a limited partnership) as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and partners’ capital (deficit) for the two years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rock Energy Partners, L.P. as of December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Rock Energy Partners, L.P. will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, Rock has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

November 6, 2007

ROCK ENERGY PARTNERS, L.P.

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash	$679	$66,707
Accounts receivable, trade	365,143	478,957
Prepaid and other assets	28,000	113,113
Total Current Assets	393,822	658,777

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization:
Oil and gas properties, successful efforts accounting	3,621,399	8,924,217
Other property and equipment	14,202	26,201
Net Property and Equipment	3,635,601	8,950,418

TOTAL ASSETS	$4,029,423	$9,609,195

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
CURRENT LIABILITES :
Accounts payable	$215,466	$553,302
Accounts payable - related party	57,463	50,261
Notes payable - related party, net of discount of $1,166,203 and $0	8,830,000	6,333,797
Notes payable	184,492	825,449
Accrued interest	759,010	13,593
Other accrued liabilites	26,791	56,481
Total Current Liabilities	10,073,222	7,832,883

LONG-TERM LIABILITIES:
Asset Retirement Obligation	125,539	77,212
Total Liabilities	10,198,761	7,910,095

PARTNERS’ CAPITAL (DEFICIT)
Partners’ capital, 118,571,526 and 119,089,026 units outstanding	23,923,197	22,413,197
Accumulated deficit	(30,092,535)	(20,714,097)
Total Partners’ Capital (Deficit)	(6,169,338)	1,699,100

TOTAL LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)	$4,029,423	$9,609,195

The accompanying notes are an integral part of these consolidated financial statements.

ROCK ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

	YEARS ENDED DECEMBER 31,
	2006	2005
REVENUES	$1,321,809	$1,714,762

OPERATING EXPENSES:
Lease operating expense	144,167	127,416
Production taxes	94,669	124,257
Exploration expense	108,499	105,835
Dry hole costs	206,933	7,632,484
Impairment of unproved oil and gas properties	690,000	3,000,000
Depletion, depreciation and amortization	6,071,090	1,379,986
ARO Accretion	11,727	840
Loss on sale of investment	2,751	1,294,665
General and administrative	1,337,113	2,329,301
Total operating expenses	8,666,949	15,994,784

LOSS FROM OPERATIONS	(7,345,140)	(14,280,022)

OTHER INCOME (EXPENSES):
Interest expense	(2,033,298)	(3,548,442)
Other expense	—	17,350
Total other income (expenses)	(2,033,298)	(3,531,092)

NET LOSS	$(9,378,438)	$(17,811,114)

NET LOSS PER PARTNERS’ UNIT
BASIC AND DILUTED	$(0.08)	$(0.15)

WEIGHTED AVERAGE
PARTNERS’ UNITS OUTSTANDING	118,960,005	117,042,211

The accompanying notes are an integral part of these consolidated financial statements.

ROCK ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED DECEMBER 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,378,438)	$(17,811,114)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation and amortization	6,071,090	1,379,986
Accretion of loan discount	1,166,203	3,498,611
ARO Accretion	11,727	840
Dry hole cost	206,933	7,632,484
Impairment of unproved oil and gas properties	690,000	3,000,000
Loss on sale of investment	2,751	1,294,665
Changes in assets and liabilities:
Accounts receivable, trade	113,814	(352,065)
Accounts payable - related party	7,202	30,272
Prepaid expenses and other assets	11,097	25,050
Accounts payable and accrued liabilities	377,891	(428,521)

NET CASH USED IN OPERATING ACTIVITIES	(719,730)	(1,729,792)

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures	(2,036,491)	(10,616,623)
Proceeds from sale of assets	4,304	511,335

NET CASH USED IN INVESTING ACTIVITIES	(2,032,187)	(10,105,288)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of partnership units	535,000	1,700,000
Other capital contributions	475,000	—
Proceeds from issuance of short term debt	1,830,000	8,325,449
Reduction of notes payable	(154,111)	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,685,889	10,025,449

NET DECREASE IN CASH AND CASH AND CASH EQUIVALENTS	(66,028)	(1,809,631)

CASH AND CASH EQUIVALENTS - beginning of period	66,707	1,876,338

CASH AND CASH EQUIVALENTS - end of period	$679	$66,707

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$199,294	$445,452

NON-CASH DISCLOSURES:
Reduction of note payable due to settlement	209,000	—
Debt retired with partner units	500,000	—
Transfer of oil and gas property for settlement of debt	277,846	—
Discount related to warrants issued with debt	—	4,664,814

The accompanying notes are an integral part of these consolidated financial statements.

ROCK ENERGY PARTNERS, L.P.

CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL (DEFICIT)

YEARS ENDED DECEMBER 31, 2006 AND 2005

	Limited Partnership		General Partnership
	Contributions		Contributions		Accumulated
	Units	Amount	Units	Amount	Deficit	Total
BALANCES, December 31, 2004	115,821,426	$16,048,373	100	$10	$(2,902,983)	$13,145,400

Capital Contributions	750,000	1,500,000	—	—	—	1,500,000

Options exercised	2,000,000	200,000				200,000

Warrants issued in connection with debt		4,664,814	—	—	—	4,664,814

Net loss	—	—	—	—	(17,811,114)	(17,811,114)

BALANCES, December 31, 2005	118,571,426	$22,413,187	100	$10	$(20,714,097)	$1,699,100

Capital Contributions	267,500	535,000	—	—	—	535,000

Conversion of debt to equity	250,000	500,000				500,000

Other capital contributions		475,000				475,000

Net loss	—	—	—	—	(9,378,438)	(9,378,438)

BALANCES, December 31, 2006	119,088,926	$23,923,187	100	$10	$(30,092,535)	$(6,169,338)

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Rock Energy Partners LP (“REP” or the “Company”) was formed on April 16, 2004 as a Delaware limited partnership and through its majority-owned subsidiary Rock Energy Partners Operating LP (“REPO”) is engaged in the acquisition, exploration, and development of onshore properties in the United States for the production of crude oil, condensates and natural gas. All references to REP include REPO unless otherwise stated. REP’s properties are located in Texas. The produced condensate and natural gas are sold to petroleum marketers. Approximately 92% of REP’s sales were attributable to its largest customer during 2006.

REP is the limited partner of REPO and owns 99.90% of the partnership interest. 4R Oil and Gas, L.L.C. (“4R”) is the general partner (the “General Partner”) of both REP and REPO. As the General Partner for REPO, 4R is responsible for managing the business and affairs of the partnership (see Note 4). However, 4R has certain limitations to sell or transfer any mineral interests, including working interests or overriding royalty interests, owned by the partnership. In addition, the limited partner of REPO can remove 4R as General Partner at any time without cause, upon delivery of a written notice of such removal. REP uses proportionate consolidation to account for its interest in REPO.

The Company was formed with $4,205,000 of capital commitments from the initial partners. The partnership agreement, as amended, provides for the issuance of up to 150,000,000 units. As of December 31, 2006, $23,923,187 of limited and general partner capital, consisting of $14,342,373 in cash, $4,861,000 in partnership assets, $55,000 related to services and $4,664,814 of additional paid in capital related to warrants issued in connection with debt, had been contributed and 119,089,026 units were issued and outstanding.

Principles of consolidation — The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary REPO, for which the company possesses the right to participate in significant management decisions. 4R Oil and Gas L.L.C. is the general partner of both REP and REPO and holds 0.01% interest in REPO. REP uses proportionate consolidation to account for its interest in REPO. As a result, substantially all of REPO’s accounts are reflected in the Consolidated Financial Statements of REP. Significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from the estimates.

Cash and cash equivalent — Highly liquid investments with original maturities of less than three months are considered cash equivalents and are stated at cost which approximates market value.

Oil and gas exploration and development — Oil and gas exploration and development costs are accounted for using the successful efforts method of accounting.

Property acquisition costs — Oil and gas leasehold acquisition costs are capitalized and included in the balance sheet caption properties, plants and equipment. Leasehold impairment is recognized based on exploratory experience and management’s judgment. Upon discovery of commercial reserves, leasehold costs are transferred to proved properties.

Exploratory costs — Geological and geophysical costs and the costs of carrying and retaining unproved properties are expensed as incurred. Exploratory well costs are capitalized on the balance sheet pending further evaluation of whether economically recoverable reserves have been found. If economically recoverable reserves are not found, exploratory well costs are expensed as dry hole costs. If exploratory wells encounter potentially economic quantities of oil and gas, the well costs remain capitalized on the balance sheet as long as sufficient progress assessing the reserves and the economic and operating viability of the project is being made.

Development costs — Costs incurred to drill and equip development wells, including unsuccessful development wells, are capitalized.

Depletion and amortization — Leasehold costs and capitalized exploratory costs of producing properties are depleted using the unit-of-production method based on estimated proved oil and gas reserves. Amortization of intangible development costs is based on the unit-of-production method using estimated proved developed oil and gas reserves.

Capitalized interest — Interest from external borrowings is capitalized on major projects with an expected construction period of one year or longer. Capitalized interest is added to the cost of the underlying asset and is amortized over the useful lives of the assets in the same manner as the underlying assets.

Depreciation and amortization — The cost of property, plant and equipment that are not utilized in oil and gas producing activities, including furniture, fixtures, computer hardware and software, and vehicles, is capitalized and depreciated using the straight-line method over their useful lives. The estimated useful lives of these assets are three to five years.

Impairment of properties, plants and equipment — Proved oil and natural gas properties and related equipment and facilities are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amounts of such properties may not be recoverable. The determination of recoverability is made based upon estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related asset.

Unproved oil and natural gas properties are assessed periodically on a property-by-property basis, and any impairment in value is recognized.

Maintenance and Repairs — The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred.

Asset Retirement Obligations and Environmental Costs — The fair value of legal obligations to retire and remove long-lived assets are recorded in the period in which the obligation is incurred (typically when the asset is installed at the production location). When the liability is initially recorded, we capitalize this cost by increasing the carrying amount of the related properties, plants and equipment. Over time the liability is increased for the change in its present value, and the capitalized cost in properties, plants and equipment is depreciated over the useful life of the related asset.

Share-Based Compensation — Effective January 1, 2006, we adopted SFAS No. 123R, “Share-Based Payment,” which was issued in December 2004. SFAS No. 123R revises SFAS No. 123 “Accounting for Stock Based Compensation,” and supersedes APB No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award.

Prior to adopting SFAS No. 123R, partnership options were accounted for under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The following table illustrates the effect on net loss and net loss per partnership unit if we had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation:

	2006	2005
Net loss - as reported	$(9,378,438)	$(17,811,114)
Add:
Stock based compensation included in determination of net loss		—
Deduct:
Stock based employee compensation determined under fair value based method for all awards, net of related tax effects	(267,887)	(853,113)
Net loss - pro forma	(9,646,325)	$(18,664,227)

Earnings per partnership unit:
Basic and diluted loss per partnership unit - as reported	$(0.08)	$(0.15)
Basic and diluted loss per partnership unit - pro forma	(0.08)	(0.16)

The significant weighted average assumptions used to calculate the fair market values of employee partnership unit options granted in 2005, as calculated using the Black-Scholes option-pricing model, were 1) risk-free interest rate of 3.32%, 2) expected life of 5 years, 3) volatility of 198% to 215% and 4) dividend yield of zero.

Revenue Recognition — Revenues associated with sales of crude oil, natural gas, and natural gas liquids are recognized using the sales method. Under the sales method, revenue is recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery of goods occurs. Revenues from the production of natural gas and crude oil properties, in which we have an interest with other producers, are recognized based on the actual volumes we sold during the period.

Income taxes — We are classified as a partnership for federal income tax purposes and as such all items of income and deductions are allocated to the partners of REP based upon the terms of the partnership agreement and their ownership percentage. The partnership does not recognize any expense for such taxes.

Recently issued accounting pronouncements — We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Fair value of financial instruments — The carrying values of receivables, payables, marketable securities and short-term obligations approximate their fair value due to their short-term maturities. The estimated fair values of marketable securities were based on quoted market prices for the same or materially similar issues, or the current rates offered to the Company for issues with the same maturities.

Loss on sale of investment — During 2005, we sold 323,077 shares of Petrosearch stock for total proceeds of $511,335. In connection with this sale, we recorded a loss of $1,294,665 on sale of investment.

Loss per partnership unit — Net loss per partnership unit is calculated in accordance with SFAS No. 128 “Earnings per Share” (“SFAS No. 128”) and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128, basic net loss per share/partnership unit is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares/partnership units outstanding during the period. Diluted net loss per share/partnership unit is computed by dividing the net loss for the period by the number of common and common equivalent shares/partnership units outstanding during the period, assuming full dilution. For the year ended December 31, 2006 and 2005, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share/partnership unit.

NOTE 2 — GOING CONCERN

As shown in the accompanying financial statements, we incurred net losses of $9,378,438 and $17,811,114 for the years ended December 31, 2006 and 2005, respectively. In addition, we had an accumulated deficit of $30,092,535 and a working capital deficit of $9,679,400 as of December 31, 2006. These conditions raise substantial doubt as to our ability to continue as a going concern. Management is working to raise additional capital through the sale of partnership units. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3 —NOTES PAYABLE

On March 31, 2005, we entered in to a secured revolving promissory note agreement, with one of our limited partners, providing for a revolving line of credit (the “Revolver”). We made an initial borrowing of $5,000,000 under this note. In June 2005, the Revolver was amended and another limited partner was added to the amended note agreement. During 2005 and 2006, we borrowed an additional $2,000,000 and $1,430,000, respectively, under the Revolver. The loan is collateralized by the Company’s oil and gas producing properties. In April 2006, the interest rate increased to 12% per year, from the previous rate of 10% per year and the Revolver’s is callable with 30 days notice. In connection with the initial promissory note, we issued 9,000,000 warrants to purchase partnership units at an exercise price of $2 per partnership unit. On the date of issuance, the relative fair value of these warrants was $4,664,814, which was recorded as a discount to the note under APB No. 14. The discount is accreted into income over the one-year term of the note. For the years ended December 31, 2006 and 2005, $3,498,611 and $1,166,203, respectively, was accreted into interest expense. At December 31, 2006 and 2005, the outstanding balance on the Revolver was $8,430,000 and $7,000,000, respectively.

On December 30, 2005, we entered into a promissory note agreement with Petrosearch Energy Corporation (Petrosearch) for $825,449 due in 4 consecutive equal monthly installments beginning February 1, 2006, of principle and interest at 6%. Payments and interest under the loan were suspended until August 1, 2006 due to a lawsuit against Petrosearch  et al to which Rock Energy Partners Operating L.P. had been indemnified by Petrosearch. In conjunction with the settlement of the lawsuit and a joint interest audit, the amount due under the loan agreement was reduced by $209,000. During 2006, we made cash payments of $154,112 and transferred certain Garwood oil and gas leases valued at $277,846. At December 31, 2006 and 2005, the outstanding balance of this note, excluding accrued interest, was $184,491 and $825,449, respectively. The balance on this note was due on November 30, 2006. At December 31, 2006, we were in default of this promissory note agreement. (see Note 10)

On September 28, 2005, we entered into a revolving promissory note agreement with one of our officers. We made initial borrowings of $500,000 under this note. Borrowings under this revolving agreement carry an annual interest rate of 6% and are due in full on October 31, 2007. On February 1, 2006, the total amount of this outstanding debt was settled through the issuance of 250,000 partnership units. The partnership units had a total fair market value of $2.00, based on partnership unit sales to third-party investors during the period.

NOTE 4 — RELATED PARTY TRANSACTIONS

We have entered into loan arrangements with certain of our limited partners. (see Note 3)

On April 16, 2004, 4R Oil and Gas L.L.C., (“4R”) the General Partner of the Partnerships, and REP entered into an Administrative Services Agreement, which was amended July 1, 2004, whereby the General Partner agreed to provide certain administrative support services in exchange for a monthly fee. The services provided by the General Partner under the agreement include accounting, legal, administrative, and other services arising in the Partnerships’ ordinary course of business and necessary in conduct of its business operations, including payment of office rent, office management services, secretarial and administrative, mailing, filing, computer data processing, fax and long-distance communications, human resources, information technology, management of various oil and gas contracts, and clerical and administrative services and other services as may reasonably be requested by REP and agreed to by 4R. Currently the amount that may be charged monthly is capped at $165,000 per month and the total amount charged in 2006 and 2005 was $922,588 and $1,767,841, respectively.

Rocky Emery is the managing member of 4R Oil and Gas L.L.C., the general partner of REP. Rocky Emery is also the Chairman, President and Chief Executive Officer of Rock Energy Partners LP. During 2006, Mr. Emery received $23,000 in fees for his duties to the general partner and as an officer of REP.

Allan Smedstad is employed by the Company as the Secretary and Treasurer and owns 2,200,000 units of Rock Energy Partners LP. Mr. Smedstad is the father-in-law of Rocky Emery and is employed by the Company.

NOTE 5 — OIL AND GAS PROPERTIES AND IMPAIRMENT

The following table describes our oil and gas properties at December, 31 2006 and 2005:

	2006	2005
Unproved leasehold costs	$985,196	$1,695,990
Costs of wells and development	10,039,993	8,568,311
Drilling in progress	43,031	40,590
Total capitalized oil and gas properties	11,068,220	10,304,891
Accumulated depletion	(7,446,821)	(1,380,674)
Net capitalized oil and gas properties	$3,621,399	$8,924,217

During 2004, the Company entered into an agreement with Petrosearch to participate in certain prospects being developed by Petrosearch at the time. Pursuant to this agreement, we paid Petrosearch $3,000,000 for a “right of first refusal” in connection with these prospects. In 2005, we elected to waive our first refusal rights with Petrosearch and recorded an impairment charge of $3,000,000. In an unrelated transaction, we paid an aggregate of $690,000 for the right to participate in the Northwest Casmalia and

Orcutt prospects (see Note 6). To maintain the participation rights, we were required to make certain periodic cash payments. As of December 31, 2006, we had not made the required payments and the participation right lapsed. As a result, we recorded an impairment charge of $690,000.

During 2004, the Company entered into a participation agreement with Petrosearch related to the Buena Vista prospect in Mississippi. The initial drilling and completion attempt was unsuccessful and REP declined to participate in additional testing and completion efforts of the well. REP entered into an agreement with Petrosearch to transfer its interest in the Buena Vista prospect and the Phillips Burkley #1 well in return for a 50% ownership in Buena Vista Petrosearch. Subsequent completion attempts on the Phillips Burkley well were unsuccessful. For the year ended December 31, 2005, an aggregate $7,632,484 in dry hole costs was recorded related to the Buena Vista and other prospects.

NOTE 6 — NORTHWEST CASMALIA AND ORCUTT OPTION

On March 10 2006, we entered into a letter of intent with Santa Maria Pacific, L.L.C. (SMP) whereby SMP agreed to sell us a 7.5% working interest in their Orcutt Field project.  Upon the execution of the letter of intent, we paid $25,000 and Rocky Emery, the managing partner of the Company, paid $475,000 on REP’s behalf.  These payments were non-refundable and REP was obligated to pay the balance of the purchase price of $2,875,000 within 30 days of the signed Purchase and Sale agreement.  The option agreement expired without further payment.

On June 10, 2006, we entered into an agreement as amended by letter agreement dated July 10, 2006 and July 24, 2006 with SMP whereby we acquired the option to participate in up to 10 future SMP projects at a 7.5% working interest. REP made a non-refundable deposit of $90,000 upon execution of the agreement and an additional non-refundable payment totaling $50,000. This option expired on July 24, 2006 when REP failed to make additional payments as required under the agreement.

Additionally on June 10, 2006, we entered into an option agreement as amended by letter dated July 24, 2006 with SMP to purchase a 7.5% working interest in SMP’s Northwest Casmalia Project.  Upon the execution of this the July 24 agreement, we paid $50,000 for this option. The July 24 agreement extended the time allowed for REP to make additional payments required under the agreement to August 31, 2006. The option period expired without further payments being made by REP.

In 2006, REP charged expense for the aggregate of $690,000 paid out under the three option agreements. (see Note 10)

NOTE 7 — ASSET RETIREMENT OBLIGATIONS

We had accrued asset retirement obligations at December 31, 2006 and 2005 of $125,539 and $77,212, respectively. In accordance with the provisions of SFAS No. 143, we record an abandonment liability associated with our oil and gas wells when those assets are placed in service. Asset retirement obligations are included in other long-term liabilities on our consolidated balance sheet.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143” (FIN 47). This Interpretation clarifies that an entity is required to recognize a liability for a legal obligation to perform asset retirement activities when the retirement is conditional on a future event and if the liability’s fair value can be reasonably estimated.

The following table is a reconciliation of the asset retirement obligation liability for 2006 and 2005:

	2006	2005
Balance January 1	$77,212	$21,390
Accretion of discount	11,727	840
Liabilities incurred	—	54,982
Liabilities settled	—	—
Revisions in estimated liabilities	36,600	—
Balance at December 31	$125,539	$77,212

NOTE 8 — PARTNERSHIP WARRANTS AND OPTIONS

In connection with the Revolver, we issued 9,000,000 warrants to purchase partnership units at an exercise price of $2 per partnership unit (see Note 3). These warrants were outstanding at December 31, 2006 and have a weighted average remaining contractual term of 1.25 years. The aggregate intrinsic value was $18,000,000.

The following table summarizes the employee partnership unit options issued in connection with employment agreements:

	Number of Partnership Units Under Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2005	7,967,700	$0.16

Granted	300,000	2.00
Exercised	(2,000,000)	0.10
Forfeited	(350,000)	0.19

Outstanding at December 31, 2005	5,917,700	0.28

Granted	—	—
Exercised	—	—
Forfeited	(1,900,000)	0.52

Outstanding at December 31, 2006	4,017,700	$0.16	4.72	$1,909,425

NOTE 9 — CONTINGENCIES AND COMMITMENTS

From time to time, we are party to litigation matters arising out of the normal course of business. In the case of all known contingencies, we accrue a liability when the loss is probable and the amount is reasonably estimable. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. Based on currently available information, we believe that it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures.

During 2004, the Company purchased an interest in the Garwood property from Petrosearch. In a subsequent agreement, Petrosearch indemnified REP against certain claims on the property. In 2006, the Company and Petrosearch were notified of a 2% overriding royalty claim on the property. The claimants filed a lawsuit claiming that they had not received the royalty payments related to production from the property. In June 2006, REP entered into an agreement with Petrosearch releasing Petrosearch from their obligation under the indemnification agreement for a total settlement of $100,000, which was applied against the Company’s outstanding debt from Petrosearch (see Note 3). In conjunction with this settlement with Petrosearch, REP agreed to pay the 2% overriding royalty interest to the plaintiff. The total settlement of $100,000, net of the cumulative royalty interest due for prior years, was accounted for as a reduction in debt and oil and gas properties.

Concentrations of credit risk — Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. Cash and cash equivalents at December 31, 2006 consist of cash on deposit at one financial institution that, at times, may exceed federally insured limits. Revenue and receivables result from sales of petroleum products to oil and gas companies, one of which comprised 92% of our oil and gas revenue in 2006. We closely monitor extensions of credit and have not experienced significant credit losses. At December 31, 2006 we do not believe a reserve for estimated uncollectible accounts receivable is necessary.

NOTE 10 — SUBSEQUENT EVENTS

Northwest Casmalia and Orcutt Option

Subsequent to December 31, 2006, we reopened discussion with SMP and SMP agreed to a new funding schedule to allow REP to continue in the Orcutt and Northwest Casmalia prospects. Pursuant to a letter agreement dated July 23, 20007, we paid an additional $3,740,000 and $450,000 in connection with the Orcutt and Casmalia prospects, respectively. On October 12, 2007, we received notification from SMP stating that we were in default and as a result of the default, the letter agreement was terminated. Pursuant to the termination conditions of the letter agreement, we earned a 1.496% working interest in the Orcutt prospect for our payment of $3,740,000.However, our entire payment of $450,000 on the Casmalia prospect was forfeited upon the default.

Sale of partnership units

Subsequent to December 31, 2006, we sold 34,306,764 partnership units for a total of $6,322,279.

Repayment of Petrosearch note

In November 2007, we paid off our Petrosearch note with a final payment of $184,490.

NOTE 11 — SUPPLEMENTAL INFORMATION ON OIL AND GAS OPERATIONS (UNAUDITED)

The following supplemental unaudited information regarding the Company’s oil and gas activities is presented pursuant to the disclosure requirements of Statement of Financial Accounting Standards No. 69.

Capitalized Costs Relating to Oil and Gas Producing Activities

	2006	2005
(in thousands)	United States	United States
Unproved oil and gas properties	$974	$1,958
Proved oil and gas properties	10,094	8,347
Less accumulated amortization	(7,447)	(1,381)

Net capitalized cost	$3,621	$8,924

 Costs Incurred in Oil and Gas Producing Activities for the Year Ended December 31, 2006 and 2005

	2006	2005
(in thousands)	United States	United States
Property acquisition costs:
Proved	$—	$—
Unproved	650	678
Exploration costs	108	2,829
Development costs	1,386	7,206

Net capitalized cost	$2,144	$10,713

NOTE 12 — SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The supplemental unaudited oil and gas reserve information that follows is presented in accordance with SFAS 69, Disclosures about Oil and Gas Producing Activities. The process of estimating quantities of proved natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reported reserve estimates represent the most accurate assessment possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

The recording and reporting of proved reserves are governed by criteria established by regulations of the SEC. Those regulations define proved reserves as those estimated quantities of hydrocarbons that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved reserves are further classified as either developed or undeveloped. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods, while proved undeveloped reserves are the quantities expected to be recovered from new wells on undrilled acreage, or from an existing well where relatively major expenditures are required for recompletion.

Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.

Estimates of proved reserves, future net revenue and present values of oil and gas reserves at December 31, 2006 were based on studies performed by The Scotia Group, Inc. an independent reservoir engineering firm. Oil and gas prices received by the Company on December 31, 2006 were used in pricing the reserves. Development and production costs were based on respective year-end costs. Future income taxes were not considered. Present value amounts were determined by applying a 10% discount factor. All of the Company’s reserves are located in the United States of America.

No major discovery or other favorable or adverse event subsequent to December 31, 2006 is believed to have caused a material change in the estimates of proved reserves as of that date. Substantially all of the Company’s proved reserves related to one property.

Estimated Net Proved Reserves at December 31,:

	2006			2005
	Oil(1) (Mbls)	Gas (MMcf)	MMcfe	Oil(1) (Mbls)	Gas (MMcf)	MMcfe
Proved developed & undeveloped reserves:

Beginning of year	5,141	1,048,935	1,079,781	—	1,544,197	1,544,197
Purchases	—	—	—	—	—	—
Discoveries and extensions	—	—	—	—	479,432	479,432
Improved recovery	—	—	—	—	—	—
Revisions of previous estimates	6,556	82,520	121,856	7,882	(781,951)	(734,659)
Production	(1,627)	(202,775)	(212,537)	(2,741)	(192,743)	(209,189)

End of year	10,070	928,680	989,100	5,141	1,048,935	1,079,781

Developed reserves, included above:

Beginning of year	—	756,373	756,373	—	—	—
End of year	2,110	159,390	172,050	—	756,373	756,373

(1) Oil reserves include condensate

The future net revenue information presented herein does not purport to represent the fair market value of the Company’s proved reserves. An estimate of the fair market value would also take into account, among other factors, the recovery of reserves in excess of proved reserves, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

Standardized measure of discounted future net cash flows are as follows:

	Year Ended December 31,
(in thousands)	2006	2005
Future cash inflows	$7,829	$9,416
Future development and production costs	(4,243)	(4,005)
Future income tax expense	—	—
Future net cash flows	3,586	5,411
Less: 10% annual discount of estimated timing of cash flows	(1,019)	(1,406)

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves	$2,567	$4,005

Changes in standardized measure of discounted future net cash flows

	Year Ended December 31,
(in thousands)	2006	2005
Beginning of year	$4,005	$8,959
Sales and transfers of oil and gas produced, net of production costs	(1,083)	(1,492)
Net changes in prices and production costs	(1,491)	(1,325)
Extensions, discoveries and improved recovery, net of estimated future costs	(4,828)	5,069
Development costs for the year	(1,248)	(7,206)
Changes in estimated future development costs	6,794	—
Purchases of reserves in place, net of estimated future costs	—	—
Sales of reserves in place, net of estimated future costs	—	—
Accretion of discount	418	—
Net changes in income taxes	—	—

End of year	$2,567	$4,005

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement between Hanover Gold Company, Inc. and Rock Energy Partners L.P.
10.2	Administrative Services Agreement with 4R Oil and Gas, LLC
10.3	Base Working Interest Purchase Agreement with SMP
10.4	Option to Purchase Additional Working Interests with SMP
10.5	Form of Hanover Stockholder Lock-Up Agreement
10.6	Consulting Agreement with Weston Capital Quest Corporation
10.7	Consulting Agreement with Source Capital Group
23.1	Consent of Malone & Bailey, PC, independent registered certified public accountants